ARC Announces Quarterly Dividend

2/10/2022

SAN RAMON, CA / ACCESSWIRE / February 10, 2022 / ARC Document Solutions, Inc. (NYSE:ARC) on Thursday announced that its board of directors declared a quarterly cash dividend of $0.05 per share. The dividend is payable May 31, 2022, to shareholders of record as of April 29, 2022. The ex-dividend date will be April 28, 2022.

This is the second cash dividend planned for 2022 as previously announced on December 8, 2021, when ARC's quarterly dividend was increased 150% from $0.02 to $0.05.

About ARC Document Solutions (NYSE:ARC)

ARC provides specialized digital printing and document imaging and scanning services for visual communicators in a diverse range of industries and professions. Today, with more than 130 service centers in North America and in select locations around the world, ARC delights its customers with every image it captures and every document it produces. To find out more, follow ARC at www.e-arc.com.

Contact Information:

David Stickney
VP Corporate Communications & Investor Relations 925-949-5114

SOURCE: ARC Document Solutions

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